                                                          EXHIBIT (a)(1)(I)


FOR IMMEDIATE RELEASE
APRIL 15, 2002


                SANTOS AMERICAS AND EUROPE CORPORATION ANNOUNCES
               AMENDMENT TO TENDER OFFER STATEMENT ON SCHEDULE TO

HOUSTON, TEXAS, April 15, 2002 - Santos Americas and Europe Corporation ("Santos") announced today that it has filed an amendment ("Amendment No. 1") to its Tender Offer Statement on Schedule TO originally filed by Santos and ECM Acquisition Company (the "Purchaser") with the Securities and Exchange Commission on March 26, 2002 (as so amended and supplemented, the "Schedule TO"). The Schedule TO relates to the offer by the Purchaser to purchase all outstanding shares of common stock, par value $.01 per share, of Esenjay Exploration, Inc. (NASDAQ: ESNJ) ("Esenjay"), at a purchase price of $2.84 per share, net to the seller in cash, without interest thereon, on the terms and subject to the conditions set forth in the Offer to Purchase dated March 26, 2002, and the related letter of transmittal. Among other things, Amendment No. 1 adds Santos International Holdings Pty Ltd as a bidder to the Schedule TO.

The offer will expire at 12:00 midnight, New York City time, on Monday, April 22, 2002, unless extended, subject to the terms and conditions of the offer.

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. The offer is being made only through the Offer to Purchase and related letter of transmittal. Investors and security holders are strongly advised to read both the Schedule TO and the solicitation/recommendation statement regarding the offer referred to in this press release because they contain important information. The Schedule TO, as amended by Amendment No. 1, has been filed by the Purchaser, Santos and Santos International. The solicitation/recommendation statement has been filed by Esenjay. Investors and security holders may obtain a free copy of the Schedule TO (including Amendment No. 1) and other documents filed by both Santos and Esenjay at the SEC's website, http://www.sec.gov.

Requests for free copies of the offering materials and questions about the offer can be directed to MacKenzie Partners, Inc., the information agent for the offer, at (800) 322-2885 or Merrill Lynch & Co., the dealer manager for the offer, at (866) 276-1462.